EXHIBIT 99.1

                         American Banknote Corporation
                                200 Park Avenue
                         New York, New York 10166-4999


Contact:     Jean Marie Young
             Director - Investor Relations
             (212) 557-9100                                FOR IMMEDIATE RELEASE
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        AMERICAN BANKNOTE ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION


NEW YORK, NY, September 25, 1997 -- American Banknote Corporation (formerly United States Banknote Corporation) (NYSE : ABN) today announced a cash tender offer for all of its outstanding 11 5/8% Senior Notes due 2002.

The total consideration to be paid for each validly tendered Note and properly delivered consent will be based upon a fixed spread of 75 basis points over the yield to maturity on the 6 1/4% U.S. Treasury Note due July 31, 1998, which includes a consent payment of $20.00 per $1,000 principal amount of the Notes. Using the fixed spread formula, the purchase price for the Notes will be set at 2:00 p.m., New York City time, on Wednesday, October 8, 1997, unless the offer is extended.

In conjunction with the tender offer, the Company will be soliciting consents to certain proposed amendments to the indenture governing the Notes, which amendments would, among other things, eliminate substantially all of the covenants contained in such indenture. Holders who tender their Notes will be required to consent to the proposed amendments.

The tender offer will expire at 12:00 midnight, New York City time, on Thursday, October 23, 1997, unless extended. The expiration date for the consent solicitation


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will be 5:00 p.m., New York City time, on Wednesday, October 8, 1997, if on such date American Banknote has received duly executed consents from holders representing a majority in principal amount of the Notes, or the first date thereafter that it receives such consents. Holders who tender their Notes after the consent expiration date will not be entitled to receive the consent payment.

American Banknote currently intends to finance the purchase of the Notes and repayment of certain other indebtedness, including its 10 3/8% Senior Notes due 2002, through the consummation of a private placement and resale pursuant to Rule 144A promulgated under the Securities Act of 1933 of at least $225 million principal amount of a new issue of senior subordinated notes and a new credit facility in an aggregate amount of approximately $160 million.

Morris Weissman, American Banknote's Chairman and Chief Executive Officer, stated, "This financing is expected to reduce our interest expense on a comparable debt basis. Equally important is that it will extend the maturity of the debt and provide the company with significant working capital liquidity as well as facilities for expansion and continued growth."

Chase Securities Inc. and Bear, Stearns & Co. Inc. will be acting as Dealer Managers for the tender offer and the consent solicitation. The tender offer and consent solicitation will be made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation. Additional information concerning the terms of the tender offer and consent solicitation, tendering Notes and the delivery of consents and conditions to the tender offer and consent solicitation, may be directed to Robert Berk at Chase Securities Inc. at



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(212) 270-1100 (collect) and to Catherine Marhefka at Bear, Stearns & Co. Inc.
at (888) 884-8714 (toll free). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Georgeson & Company Inc., the Information Agent, at (800) 440-9800.

American Banknote Corporation is a leading global provider of secure transaction documents and systems in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce. Additionally, American Banknote, via its Holographics subsidiary, is the world leader in security for financial transaction cards, including VISA, MasterCard, Discover, Diners Club International, and Europay.

This release contains forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.


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